Exhibit 99.1

Corporate Contacts

Wilson W. Cheung	Jane Green
Chief Financial Officer	Investors/Media
650.358.3434	650.358.1447
wcheung@sciclone.com	jgreen@sciclone.com

SCICLONE REPORTS 2013 FINANCIAL RESULTS AND 2014 OUTLOOK

FOSTER CITY, CA – March 12, 2014 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today reported financial results for the fourth quarter and year ended December 31, 2013.

•	Revenues: Revenues for the full year 2013 were $127.1 million, compared to $156.3 million for the full year of 2012. In the fourth quarter 2013, SciClone reported revenues of $32.7 million, compared to $33.1 million for the same period in 2012.

•	GAAP Basic EPS: GAAP basic earnings per share for the full year 2013 were $0.20, compared to $0.17 for the full year of 2012. In the fourth quarter 2013, SciClone reported GAAP basic earnings per share of $0.00, compared to $0.03 for the same period in 2012.

•	Non-GAAP Basic EPS: Non-GAAP basic earnings per share for the full year 2013 were $0.43, compared to $0.67 for the full year of 2012. In the fourth quarter 2013, SciClone reported non-GAAP basic earnings per share of $0.08, compared to $0.04 for the same period in 2012.

ZADAXIN® revenues were $96.3 million for the full year 2013, a $15.9 million or 14% decrease, compared to $112.2 million for 2012. SciClone believes its ZADAXIN product revenues in the first half of 2013, and the fourth quarter of 2012, were adversely affected by the increase in channel inventory it experienced in the latter half of 2012. SciClone believes channel inventory for ZADAXIN has returned to normalized levels. ZADAXIN sales were $30.5 million in the fourth quarter of 2013, an increase of $9.7 million or 47%, compared to $20.8 million in the same period in 2012.

SciClone’s full year 2013 and fourth quarter promotion services revenues were negatively affected by the non-renewal of and associated wind-down of services for the promotion agreement with Sanofi Aventis S.A. (“Sanofi”) at the end of its term on December 31, 2013. SciClone and Sanofi are currently in a dispute concerning Sanofi’s performance obligations under the agreement which resulted in SciClone’s decision to defer revenue recognition of Sanofi promotion fees in the fourth quarter of 2013, pending resolution of the dispute.

On a GAAP basis, SciClone reported net income of $11.0 million or $0.20 per share on both a basic and diluted basis for the full year 2013, compared to net income of $9.6 million or $0.17 and $0.16 per share on a basic and diluted basis, respectively, for the full year 2012. Net income for the fourth quarter of 2013 was approximately $36,000, compared to net income of $1.9 million for the same period of last year, or $0.00 per share on both a basic and diluted basis, compared with $0.03 per share on both a basic and diluted basis for the same period of last year.

SciClone’s non-GAAP net income for the full year 2013 was $23.2 million or $0.43 and $0.42 per share on a basic and diluted basis, respectively, compared to $37.8 million or $0.67 and $0.65 per share on a basic and diluted basis, respectively, for the same period of last year. SciClone reported non-GAAP net income for the fourth quarter of 2013 of $4.0 million, compared to $2.0 million for the same period of last year, or $0.08 and $0.07 per share on a basic and diluted basis, respectively, for the fourth quarter of 2013, compared to $0.04 per share on both a basic and diluted basis for the same period of last year.

“We believe that 2014 may see a return to more normal rates of growth in the China pharmaceuticals market of 15% to 20%, and that SciClone is well positioned to resume a growth trajectory this year as well,” said Friedhelm Blobel, Ph.D., SciClone’s Chief Executive Officer. “Having restructured our sales and marketing organization, we believe that we can more effectively focus on our high-growth opportunities, including ZADAXIN, our oncology portfolio and especially our growing cardiovascular franchise. We are implementing a suite of sophisticated and targeted sales and marketing strategies designed to increase the productivity and effectiveness of our streamlined organization. This includes an increased emphasis on academic marketing utilizing highly trained medical professionals, which should enable us to more effectively penetrate high-value hospitals and physicians in Tier 1 and 2 cities, and strengthen sales of ZADAXIN as well as our entire marketed portfolio. We anticipate continued significant growth opportunities for ZADAXIN in the indications for which it is currently approved as well as in potential new indications. For example, as the incidence and prevalence of hepatitis B expands, and there is greater evidence of growing resistance to approved antiviral therapies, we see potentially increased use of ZADAXIN as combination therapy. Similarly, we believe that in light of the publication in a peer-reviewed journal of encouraging clinical trial results, we see growing interest by physicians in using ZADAXIN as a potential adjunctive therapy to treat sepsis.”

Continued Dr. Blobel: “We are hopeful that in 2014 we will see progress in moving our development portfolio forward, and, at the same time, we anticipate continued progress by our partners with our newly in-licensed cardiovascular product candidates, Neucardin® and ProFlow®. We intend to seek additional in-licensing and product promotion partnerships that can expand our marketed product portfolio and contribute to our profitability. We believe that the issues that slowed our growth in 2013 are largely behind us, and that our strengthened China management team, enhancements to our business practices and accounting controls, and strong focus on company-wide compliance will enable us to take advantage of growth opportunities, and address the challenges, in the evolving China pharma market.”

Sales and marketing expenses for the full year 2013 were $55.8 million, compared with $70.3 million for the same period of last year. The decrease of $14.5 million in the 2013 period was a result of the expense-saving measures we implemented in our sales and marketing activities with the goal of achieving profitability in all of our product lines. Sales and marketing expenses for the fourth quarter of 2013 were $13.9 million, compared to $18.1 million for the same period of last year.

Research and development (R&D) expenses for the full year 2013 were $7.5 million, which included $5.0 million in upfront costs paid in 2013 related to new in-license arrangements with Zensun and Taiwan Liposome Company (TLC), compared with $5.1 million of R&D expenses for the same period of last year. R&D expenses for the fourth quarter of 2013 were $1.1 million, compared to $0.4 million for the same period of the prior year.

General and administrative (G&A) expenses for the full year 2013 were $32.5 million, compared with $21.3 million for the same period of last year. The increases were primarily attributable to higher legal and accounting costs associated with the ongoing government investigations, improvements to SciClone’s Foreign Corrupt Practices Act (FCPA) compliance efforts, legal matters associated with the MEDA arbitration, and bad debt expense. For the fourth quarter of 2013, G&A expenses were $7.7 million, compared with $7.4 million for the same period of last year.

Included in reported net income of $11.0 million for the full year 2013 is net other income (expense) of $2.8 million, which is primarily comprised of $2.6 million of other income resulting from an escrow settlement. On July 8, 2013, SciClone and the representatives of the former stockholders of NovaMed entered into an escrow settlement agreement pursuant to which the Company retained approximately $0.8 million in cash and 342,300 shares of its common stock, having a combined fair value of approximately $2.6 million on the settlement date. As a result, SciClone recorded $2.6 million for the year ended December 31, 2013 in other income related to this settlement.

During the fourth quarter of 2013, SciClone recorded $1.2 million in restructuring expenses related to the planned reduction in its sales force due to the non-renewal of its distribution agreement with Sanofi in 2013. SciClone believes the restructuring will enable it to better focus resources on potential high-growth areas, including its cardiovascular franchise. Also during the fourth quarter of 2013, SciClone recorded a $2.0 million charge to reflect the Company’s estimate of a probable loss incurred related to potential penalties, fines and/or other remedies in the ongoing investigations with the Securities and Exchange Commission (“SEC”) and Department of Justice (“DOJ”).

As of December 31, 2013, cash and cash equivalents, restricted cash and investments totaled $85.9 million, compared to $87.0 million as of December 31, 2012. SciClone has a share repurchase program under which its Board of Directors authorized $50.5 million, of which approximately $40.8 million had been utilized through December 31, 2013, and approximately $9.7 million remained available.

SciClone has presented non-GAAP information above as the Company believes this non-GAAP information is useful for investors, taken in conjunction with SciClone’s GAAP financial statements, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of SciClone’s operating results as reported under GAAP. The non-GAAP calculations and reconciliation are provided in the accompanying table titled “Reconciliation of GAAP to Non-GAAP Net Income.”

Outlook for 2014

SciClone projects its 2014 revenue to be in the range between $130 and $135 million, and its non-GAAP earnings per share to be in the range between $0.41 and $0.47. SciClone anticipates that ZADAXIN revenues in 2014 will be higher than 2013, partially offset by the loss of promotion services revenues from the non-renewal of the promotion agreement with Sanofi.

SciClone also projects that cash and investments as of December 31, 2014 will be greater than $100 million, which excludes the cash impact of any repurchases of common stock during 2014, in-licensing related payments, Zensun loan drawdown and any additional actual or probable expense, in excess of the $2 million currently reserved, for potential fines and/or other remedies related to the ongoing investigation with the Securities and Exchange Commission and Department of Justice.

Conference Call Today

SciClone is hosting a conference call today at 8:30 am ET (5:30 am PT) to provide a financial update. The call will be hosted by Friedhelm Blobel, Ph.D., President and CEO, and Wilson W. Cheung, Senior Vice President and CFO.

LIVE CALL:	866.953.6857 (U.S./Canada)
617.399.3481 (International)
Passcode: 83007362

REPLAY:	888.286.8010 (U.S./Canada)
617.801.6888 (International)
Passcode: 21875524
(Replay available from March 12, 2014, at 12:30 pm ET until 11:59 pm ET on March 19, 2014)

The conference call will contain forward-looking statements. Interested parties who wish to listen to the webcast should visit the Investor Relations section of SciClone’s website at www.sciclone.com. The information provided on the teleconference is accurate only at the time of the conference call, and SciClone will take no responsibility for providing updated information except as required by law.

About SciClone

SciClone Pharmaceuticals is a revenue-generating, specialty pharmaceutical company with a substantial commercial business in China and a product portfolio spanning major therapeutic markets including oncology, infectious diseases and cardiovascular disorders. SciClone’s proprietary lead product, ZADAXIN® (thymalfasin), is approved in over 30 countries and may be used for the treatment of hepatitis B (HBV), hepatitis C (HCV), and certain cancers, and as a vaccine adjuvant, according to the local regulatory approvals. Through its promotion business with pharmaceutical partners, SciClone markets multiple branded products in China which are therapeutically differentiated. The Company has successfully in-licensed products with the potential to become future market leaders and to drive the Company’s long-term growth. SciClone is a publicly-held corporation based in Foster City, California, and trades on the NASDAQ Global Select Market under the symbol SCLN. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding expected financial results and expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risks and uncertainties relating to: the course, cost and outcome of regulatory matters, including future pricing decisions by authorities in China; the on-going regulatory investigations and expenses related thereto, including potential fines and/or other remedies; the Company’s ability to execute on its goals in China and on its objectives for revenue in fiscal 2014; the dependence of its current and future revenue and prospects on third-party license, promotion or distribution agreements, including the need to renew such agreements, enter into similar agreements, or end arrangements that the Company does not believe are beneficial; the uncertainties as to the impact of the non-renewal of our agreement with Sanofi; operating an international business; uncertainty in the prospects for unapproved products, including ProFlow™ and Neucardin®, including uncertainties as to pricing and competition and risks relating to the clinical trial process and related regulatory approval process and the process of initiating trials at, and enrolling patients at, clinical sites; and the effect of changes in its practices and policies related to the Company’s compliance programs. SciClone cannot predict the timing or outcome of the ongoing SEC and DOJ investigations, or of the level of its efforts required to cooperate with those investigations, however, the Company has incurred substantial expenses in connection with the investigations and related litigation and expects to incur substantial additional expense, and the investigations could result in fines that exceed the minimum amount accrued and further changes in its internal control or other remediation measures that could adversely affect its financial results. Please also refer to other risks and uncertainties described in SciClone’s filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

SciClone, SciClone Pharmaceuticals, the SciClone Pharmaceuticals design, the SciClone logo and ZADAXIN are registered trademarks of SciClone Pharmaceuticals, Inc. in the United States and numerous other countries.

SCICLONE PHARMACEUTICALS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net revenues:
Product sales, net	$31,925	$24,587	$99,414	$123,171
Promotion services	809	8,552	27,644	33,098

Total net revenues	32,734	33,139	127,058	156,269
Operating expenses:
Cost of product sales	6,037	5,326	17,668	21,996
Sales and marketing	13,855	18,120	55,821	70,327
Amortization of acquired intangible assets, related to sales and marketing	—	—	—	2,645
Research and development	1,142	393	7,463	5,145
General and administrative	7,704	7,353	32,496	21,344
Restructuring charges	1,181	—	1,181	1,096
Estimated SEC and DOJ investigation loss	2,000	—	2,000	—
Intangible asset impairment	—	—	—	42,728
Change in fair value of contingent consideration	—	(562)	—	(15,422)

Total operating expenses	31,919	30,630	116,629	149,859

Income from operations	815	2,509	10,429	6,410
Non-operating income (expense):
Interest income	24	16	85	89
Interest expense	(9)	(18)	(103)	(185)
Other income (expense), net	20	(20)	2,795	(42)

Income before provision (benefit) for income tax	850	2,487	13,206	6,272
Provision (benefit) for income tax	814	599	2,242	(3,348)

Net income	$36	$1,888	$10,964	$9,620

Basic net income per share	$0.00	$0.03	$0.20	$0.17
Diluted net income per share	$0.00	$0.03	$0.20	$0.16
Weighted average shares used in computing:
Basic net income per share	52,567	55,007	53,587	56,637
Diluted net income per share	53,785	56,471	54,936	58,483

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
GAAP net income	$36	$1,888	$10,964	$9,620
Non-GAAP adjustments:
Employee stock-based compensation	799	709	4,007	3,897
In-license upfront costs	—	—	5,000	—
Restructuring charges	1,181	—	1,181	1,096
Estimated SEC and DOJ investigation loss	2,000	—	2,000	—
Amortization of acquired intangible assets	—	—	—	2,645
Intangible asset impairment	—	—	—	42,728
Change in fair value of contingent consideration	—	(562)	—	(15,422)
Net tax benefit related to NovaMed deferred tax assets and liabilities	—	—	—	(6,800)

Non-GAAP net income	$4,016	$2,035	$23,152	$37,764

Non-GAAP basic net income per share	$0.08	$0.04	$0.43	$0.67
Non-GAAP diluted net income per share	$0.07	$0.04	$0.42	$0.65
Weighted average shares used in computing:
Non-GAAP basic net income per share	52,567	55,007	53,587	56,637
Non-GAAP diluted net income per share	53,785	56,471	54,936	58,483

SciClone management uses these non-GAAP financial measures to monitor and evaluate the Company’s operating results and trends on an on-going basis and internally for operations, budgeting and financial planning purposes. SciClone believes the non-GAAP information is useful for investors by offering them the ability to better understand how management evaluates the business. These non-GAAP measures have limitations, however, because they do not include all items of income and expenses that affect SciClone. These non-GAAP financial measures that management uses are not prepared in accordance with, and should not be considered in isolation of, or as an alternative to, measurements required by GAAP.

SciClone’s non-GAAP financial measures exclude the following items from GAAP net income and net income per share:

•	Employee stock-based compensation. The effects of non-cash employee stock-based compensation.

•	In-license upfront costs. The Company recorded $5.0 million to research and development expense related to upfront payments made under the Zensun and TLC licensing agreements.

•	Restructuring charges. The Company recorded restructuring charges related to the planned reduction in its sales force due to the non-renewal of the Company’s distribution agreement with Sanofi in 2013, and recorded restructuring charges in 2012 related to reductions in staffing following the discontinuation of the Company’s SCV-07 phase 2b clinical trial.

•	Estimated SEC and DOJ investigation loss: The Company has recorded expense representing an estimated probable loss related to its ongoing investigation with the SEC and DOJ which is expected to require future cash settlement.

•	Amortization of acquired intangible assets. The Company recorded intangible assets in connection with the acquisition of NovaMed. The amortization of these intangible assets is excluded from SciClone’s non-GAAP financial measure.

•	Intangible assets impairment. The Company recorded a one-time non-cash impairment loss to fully write-down the intangible assets acquired in connection with the acquisition of NovaMed. The impairment loss on these intangible assets is excluded from SciClone’s non-GAAP financial measure.

•	Change in fair value of contingent consideration. The contingent consideration related to the acquisition of NovaMed was re-measured each reporting period and the change in fair value was recorded as an adjustment to operating expense. SciClone’s non-GAAP financial measure excludes the change in fair value of the liability for contingent consideration in connection with the acquisition of NovaMed.

•	Net tax benefit related to NovaMed deferred tax assets and liabilities. The Company recorded a non-cash net tax benefit related to NovaMed, primarily due to the impairment of intangible assets, which resulted in reversal of related deferred tax liabilities, and the impact of recording a full valuation allowance on any remaining NovaMed deferred tax assets.

SCICLONE PHARMACEUTICALS, INC.

UNAUDITED SELECTED BALANCE SHEET DATA

(in thousands)

	December 31, 2013	December 31, 2012
Cash, cash equivalents, and investments	$85,878	$86,987
Accounts receivable	40,008	38,109
Inventories	15,238	10,424
Goodwill	35,357	34,313
Total assets	180,227	174,071
Total current liabilities	33,588	30,812
Deferred tax liabilities	368	153
Short-term borrowings	1,651	1,445
Total shareholders’ equity	146,595	143,022